Exhibit 99.1

DecisionPoint Announces Adjournment of Annual Meeting of Stockholders Due to Lack of Quorum

DELRAY BEACH, Flor., December 7, 2023 – DecisionPoint Systems, Inc. (the “Company”) (NYSE American: DPSI) today announced that the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) was convened on December 6, 2023 at 9:00 a.m. Pacific Time and adjourned, without any business being conducted, due to lack of the required quorum.

Due to the lack of quorum, the Annual Meeting was adjourned to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive statement filed with the U.S. Securities and Exchange Commission on November 9, 2023 (the “Proxy Statement”).

The Annual Meeting will reconvene on December 27, 2023 at 9:00 a.m. Pacific Time via live webcast at www.virtualshareholdermeeting.com/DPSI2023. During the current adjournment, the Company continues to solicit votes from its stockholders with respect to the proposals set forth in the Company’s Proxy Statement.

Only stockholders of record, as of the record date, November 7, 2023 (the “Record Date”), are entitled to and are being requested to vote at the Annual Meeting, either in person or by proxy. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record as of the Record Date, who have not yet voted, to do so by December 26, 2023 at 11:59 p.m. (Eastern Time). Stockholders may vote online or by telephone, by following the instructions on the proxy card or voting instruction form included with the proxy materials that were either mailed or emailed to each stockholder, or by mail, by completing and returning the proxy card in the addressed stamped envelope included with the proxy materials.

Stockholders who have any questions or require any assistance with completing a proxy or voting instruction form or who do not have the required materials, may contact the Company’s Secretary at (561) 900-3723.

About DecisionPoint Systems, Inc.

DecisionPoint Systems Inc. delivers mobility-first managed service and integration solutions to healthcare, supply chain, and retail customers, enabling them to make better and faster decisions in the moments that matter—the decision points. Our mission is to help businesses consistently deliver on those moments—accelerating growth, improving worker productivity, and lowering risks and costs.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Investor Relations Contact:

ir@decisionpt.com